                                                                     Exhibit 11

Statement re: computation of per share earnings

         The following table reconciles the weighted average shares outstanding and the income available to common shareholders used for basic and diluted earnings (loss) per share:

                                                             Year ended December 31,
                                                             -----------------------
                                                       2001            2000           1999
----------------------------------------------------------------------------------------------
Weighted average number of common shares
  Outstanding used in basic earnings (loss) per
  Common Share calculation                           2,133,950       2,133,906      2,133,906
Dilutive effect of stock options                         1,814               0            414
                                                   -----------     -----------    -----------

Weighted average number of shares outstanding
  adjusted for effect of dilutive securities
  used in diluted EPS calculation                    2,135,764       2,133,906      2,134,320

Net income (loss)                                     ($75,001)    $ 1,138,577    $   711,241

Basic earnings (loss) per common share                  ($0.04)    $       .53    $       .33

Diluted earnings (loss) per common share                ($0.04)    $       .53    $       .33